CUMMINS COMPLETES SALE OF $250 MILLION IN SENIOR NOTES



COLUMBUS, IN, NOVEMBER 20, 2002 -- Cummins Inc. (NYSE: CUM) announced today that it has completed its private placement offering of $250 million in senior notes, maturing in 2010. The notes, which bear interest at 9.5 percent, were issued to refinance existing debt, to reduce short-term debt and for general corporate purposes.

On November 5, Cummins announced that it had executed a new three-year revolving credit agreement with a group of banks. The secured agreement provides for borrowings of up to $385 million.

"With the notes and the revolving credit agreement, Cummins now has substantial liquidity in place, and we are well positioned to fund our financing needs going forward," said Tim Solso, Cummins Chairman and Chief Executive Officer.

The senior notes have not been registered under the Securities Act of 1933 or applicable state securities laws, and may not be offered or sold in the United States absent registration under the Securities Act and applicable state securities laws or available exemptions from such registration requirements.

A global power leader, Cummins Inc. is a corporation of complementary business units that design, manufacture, distribute and service electrical power generation systems, engines and related technologies, including fuel systems, controls, air handling, filtration and emission solutions. Headquartered in Columbus, Indiana (USA), Cummins serves its customers through more than 500 company-owned and independent distributor locations in 131 countries and territories. With 24,900 employees worldwide, Cummins reported sales of $5.7 billion in 2001. Press releases by fax may be requested by calling News on Demand (toll free) at 888-329-2305. Cummins home page can be found at www.cummins.com.


Information provided and statements in this release that are not purely historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the company's


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expectations, hopes, beliefs and intentions on strategies regarding the future. It is important to note that the company's actual future results could differ materially from those projected in such forward-looking statements because of a number of factors, including, but not limited to, general economic, business and financing conditions, labor relations, governmental action, competitor pricing activity, expense volatility and other risks detailed from time to time in Cummins Securities and Exchange Commission filings.